CDI Corp. Reports Third Quarter 2007 Net Earnings from Continuing Operations
                     Increase by 40% and Increases Dividend

    PHILADELPHIA, Oct. 25 /PRNewswire-FirstCall/ -- CDI Corp. (NYSE: CDI) today reported earnings for the third quarter ended September 30, 2007 and announced a quarterly cash dividend.

    For the quarter ended September 30, 2007, the company reported revenue from continuing operations of $298.7 million - an increase of 4.5% compared to $285.9 million for the third quarter of 2006. Third quarter net earnings from continuing operations were $8.0 million, or $0.39 per diluted share - an increase of 40% compared to the year-ago quarter.

    The company's consolidated after-tax net earnings were $9.6 million, or $0.47 per diluted share, on revenue of $335.4 million. Earnings include $1.3 million in an after-tax gain on the previously-announced sale of Todays Staffing, Inc. (Todays) and $0.3 million in net earnings for Todays which was reported as discontinued operations.

    The company also announced a dividend of $0.13 per share to be paid on November 21, 2007 to all shareholders of record as of November 7, 2007.

    "Our three highest margin businesses - CDI Engineering Solutions, Management Recruiters International (MRI) and AndersElite - each reported double-digit revenue increases producing overall moderate revenue growth of 4.5% over the prior-year quarter," said President and Chief Executive Officer, Roger H. Ballou.

    "Growth in our higher-margin businesses had the effect of increasing our gross profit by 9.3% - double the rate of revenue growth and producing a variable contribution margin of over 14%. This is the result of effective implementation of our long-term growth strategy as we focus on three areas: providing higher-margin project outsourcing in our engineering vertical markets; generating professional services revenue from permanent placement and staffing services in the U.K. and Australia infrastructure marketplaces; and, building permanent placement revenue in North America as well as high margin business in the MRI network.

    "This emphasis on generating higher-margin revenue and our ability to control expenses contributed to continued improvement in operating profit margin from continuing operations which increased to 3.9% this quarter versus 3.4% in the third quarter of 2006."

    Business Segment Discussion

    The Engineering Solutions segment reported a 10.3% increase in revenue compared to the third quarter of 2006 driven by continued strength in engineering project outsourcing demand in the Process & Industrial and Government Services verticals. Operating profit margin on a year-over-year basis increased significantly to 5.2% versus 3.5% in the prior-year quarter driven primarily by increases in permanent placement and in high-margin engineering projects.

    MRI third quarter revenue increased 18.2% on a year-over-year basis driven by solid increases in contract staffing revenue offset by some weakness in royalty revenue. Operating profit margin declined to 20.4% from 23.1% in the prior-year quarter due to a mix shift to lower-margin contract revenues.

    Strong demand for professional staff in the U.K. and Australia continued into the third quarter as AndersElite revenue increased by 13.2% versus the prior-year quarter (or 4.8% on a local currency basis). Operating profit margin increased significantly to 5.8% from 4.6% in the prior-year quarter driven by increases in higher-margin permanent placement business and by continued improvement in recruiter productivity.

    IT Solutions revenue declined 18.1% versus the year-ago quarter due to decreases in staffing services provided to smaller accounts and staffing cutbacks by a large IT client. Operating profit margin declined to 0.6% versus 3.6% for the prior-year quarter due primarily to the revenue decline and continued margin pressures within staffing services.

    Corporate Summary

    Corporate overhead costs increased by 10.5% versus the prior year quarter due to higher variable and stock-based compensation costs partially offset by decreases in compliance spending

    "CDI ended the quarter with $113.6 million in cash and cash equivalents compared to $53.2 million at the end of the prior quarter, reflecting cash proceeds from the previously-announced sale of the Todays Staffing subsidiary and from the operating results of our cash generative business model," said Ballou. "Our cash balance is more than sufficient to support organic revenue growth and capital spending, and we have sufficient cash resources to increase our shareholder dividend. Additionally, the cash balance and our untapped debt capacity could support potential strategic acquisitions in higher-margin service segments. "

    Business Outlook

    "The combination of strong project demand in our engineering verticals, continued strength in U.K. and Australia infrastructure spending, and strength in North American permanent placement could produce fourth quarter revenue growth from continuing operations of 4% to 6% even with potential continued softness in the IT segment. Revenue growth from continuing operations could be in the range of 6% to 8% for the full-year 2007. Variable contribution margin on this incremental revenue in the fourth quarter could be in the mid to upper teens due to continued increases in high-margin permanent placement and the effects of additional high-margin engineering solutions business. If current economic trends continue, we could achieve year-over-year revenue growth from continuing operations of 6% to 8% in 2008. We also believe that we could deliver 12% to 14% variable contribution margin on that revenue growth"

    Financial Tables Follow

    Conference Call/Webcast

    CDI Corp. will conduct a conference call at 11 a.m. (ET) today to discuss this announcement. The conference call will be broadcast live over the Internet and can be accessed by any interested party at www.cdicorp.com. An online replay will be available at www.cdicorp.com for 14 days after the call.

    Company Information

    Headquartered in Philadelphia, CDI Corp. (NYSE: CDI) is a leading provider of engineering & information technology outsourcing solutions and professional staffing. Its operating units include CDI Engineering Solutions, CDI IT Solutions, CDI AndersElite Limited, and Management Recruiters International, Inc. Visit CDI at www.cdicorp.com.

    Caution Concerning Forward-Looking Statements

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including statements about our strategy for growth, expected expenditures and future financial results, are forward-looking statements. Some of the forward-looking statements can be identified by words like "anticipates," "believes," "expects," "may," "will," "could," "intends," "plans," "estimates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: changes in general economic conditions and levels of capital spending by customers in the industries that we serve; the impact of a potential reduction in demand in our IT Solutions segment; possible inaccurate assumptions or forecasts regarding the bill rate, profit margin and duration of assignment applicable to billable personnel (and regarding the utilization rate of billable personnel in our project business); competitive market pressures; the availability and cost of qualified labor; changes in customers' attitudes towards outsourcing; our level of success in attracting, training, and retaining qualified management personnel and other staff employees; the ability to pass on to customers increases in costs (such as those relating to workers' compensation, unemployment insurance, medical insurance coverage or other costs which may arise from regulatory requirements); our performance on customer contracts; the possibility of incurring liability for our activities, including the activities of our temporary employees; adverse consequences arising out of the U.K. Office of Fair Trading investigation; and government policies or judicial decisions adverse to the staffing industry. More detailed information about some of these risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K's and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-K's and Form 10-Q's. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise.

                            CDI Corp. and Subsidiaries
                    Consolidated Earnings Press Release Tables
                                    Unaudited
                      (in thousands, except per share data)

                                                              For the nine
                              For the three months ended      months ended
                                September 30,    June 30,     September 30,
                                2007      2006      2007      2007      2006

    Revenues                 $298,708  $285,905  $295,717  $888,339  $828,469

    Cost of services          226,315   219,676   223,919   676,106   638,064

    Gross profit               72,393    66,229    71,798   212,233   190,405

    Operating and
     administrative expenses   60,825    56,473    60,623   177,091   166,655

    Operating profit           11,568     9,756    11,175    35,142    23,750

    Other income (expense),
     net                          508       (42)      264     1,207      (576)

    Earnings from continuing
     operations before
     income taxes              12,076     9,714    11,439    36,349    23,174

    Income tax expense          4,109     4,024     3,796    12,692     8,452

    Earnings from continuing
     operations (a)             7,967     5,690     7,643    23,657    14,722

    Earnings from
     discontinued
     operations, including
     $1,345 gain from
     disposal of
     discontinued operations
     in the quarter ended
     September 30, 2007,
     net of tax (a)             1,622       412       686     2,729     1,740

    Net earnings               $9,589    $6,102    $8,329   $26,386   $16,462

    Diluted earnings per
     share (a):
    Earnings from continuing
     operations                 $0.39     $0.28     $0.38     $1.17     $0.73
    Discontinued operations,
     including $0.07 gain
     from disposal of
     discontinued operations
     in the quarter ended
     September 30, 2007          0.08      0.02      0.03      0.13      0.09
    Net earnings from
     operations                 $0.47     $0.30     $0.41     $1.30     $0.82

    Diluted number of shares   20,454    20,102    20,406    20,351    20,079

    Selected Balance Sheet Data from   September   June    December  September
     continuing operations (a):        30, 2007  30, 2007  31, 2006  30, 2006

    Cash and cash equivalents          $113,582   $53,219   $33,551   $18,882

    Accounts receivable, net           $232,283  $241,389  $224,334  $247,674

    Current assets                     $356,313  $305,441  $270,878  $283,009

    Total assets                       $459,777  $403,484  $366,825  $375,597

    Current liabilities                $116,967  $108,122   $99,364  $110,288

    Shareholders' equity               $329,969  $322,153  $299,332  $293,366



    Selected Balance Sheet Data from   September   June    December  September
     discontinued operations (a):      30, 2007  30, 2007  31, 2006  30, 2006

    Total assets of discontinued
     operations                            $-     $46,536   $46,294   $44,711

    Total liabilities of discontinued
     operations                            $-      $7,690    $5,540    $8,624

                   CDI Corp. and Subsidiaries
     Consolidated Earnings Press Release Tables (continued)
                           Unaudited
             (in thousands, except per share data)

                                                               For the nine
    Selected Cash Flow Data    For the three months ended      months ended
     from continuing             September 30,    June 30,     September 30,
     operations (a):            2007      2006      2007      2007      2006

    Depreciation expense       $2,870    $2,516    $2,634    $8,097    $7,267

    Capital expenditures       $1,198    $2,818     2,487    $5,844    $8,250

    Dividends paid             $2,228    $2,202    $2,220    $6,660    $6,582

    Free cash flow for the
     quarter ended September
     30, 2007 is shown below:

          Net cash provided
           by operating
           activities         $24,662
          Less: capital
           expenditures        (1,198)
          Less: dividends
           paid                (2,228)
          Free cash flow
           from continuing
           operations         $21,236

    Free cash flow from
     operations of
     discontinued
     operations (a):           $1,522



    Selected Earnings and                                       For the nine
     Other Financial          For the three months ended        months ended
     Data from continuing         September 30,   June 30,      September 30,
     operations (a):             2007      2006      2007      2007      2006

    Revenues                 $298,708  $285,905  $295,717  $888,339  $828,469

    Gross profit              $72,393   $66,229   $71,798  $212,233  $190,405

    Gross profit margin          24.2%     23.2%     24.3%     23.9%     23.0%

    Operating and
     administrative expenses
     as a percentage of
     revenue                     20.4%     19.8%     20.5%     19.9%     20.1%

    Corporate expenses         $4,926    $4,458    $5,108   $14,775   $14,111
    Corporate expenses as a
     percentage of revenue        1.6%      1.6%      1.7%      1.7%      1.7%

    Operating profit margin       3.9%      3.4%      3.8%      4.0%      2.9%

    Effective income tax
     rate                        34.0%     41.4%     33.2%     34.9%     36.5%

    After-tax return on
     shareholders' equity
     (b)                          9.5%      6.1%      9.0%

    Pre-tax return on net
     assets (c)                  20.5%     11.9%     18.7%

    Variable contribution
     margin (d)                  14.2%     11.2%     20.4%     19.0%      8.5%

                            CDI Corp. and Subsidiaries
              Consolidated Earnings Press Release Tables (continued)
                                    Unaudited
                      (in thousands, except per share data)

                                                               For the nine
    Selected Earnings Data     For the three months ended      months ended
     from discontinued           September 30,    June 30,     September 30,
     operations (a):            2007      2006      2007      2007      2006

    Net Revenues              $36,720   $36,546   $42,421  $117,168  $115,791

    Earnings from
     discontinued
     operations,
     before taxes                 443       651     1,096     2,211     2,750

    Income tax expense            166       239       410       827     1,010

    Earnings from
     discontinued
     operations,
     net of taxes                 277       412       686     1,384     1,740

    Gain from disposal of
     discontinued
     operations,
     net of taxes               1,345         -         -     1,345         -

    Earnings from
     discontinued
     operations,
     net of taxes              $1,622      $412      $686    $2,729    $1,740

                                                               For the nine
    Selected Segment Data      For the three months ended      months ended
     from continuing            September 30,     June 30,     September 30,
     operations (a):            2007      2006      2007      2007      2006

    Engineering Solutions(e)
    Revenues                 $154,647  $140,230  $153,166  $458,781  $417,342
    Gross profit               31,875    26,453    31,572    93,438    79,465
    Gross profit margin         20.6%     18.9%     20.6%     20.4%     19.0%

    Operating profit            8,070     4,916     7,999    25,696    17,057
    Operating profit margin      5.2%      3.5%      5.2%      5.6%      4.1%

    Management Recruiters
     International
    Revenues                  $20,830   $17,623   $19,496   $56,500   $49,769
    Gross profit               11,951    10,990    11,735    33,517    31,351
    Gross profit margin         57.4%     62.4%     60.2%     59.3%     63.0%

    Operating profit            4,240     4,069     4,281    11,840    10,860
    Operating profit margin     20.4%     23.1%     22.0%     21.0%     21.8%

    AndersElite
    Revenues                  $66,356   $58,639   $63,193  $191,144  $158,848
    Gross profit               18,023    14,938    17,456    51,654    40,353
    Gross profit margin         27.2%     25.5%     27.6%     27.0%     25.4%

    Operating profit            3,857     2,706     3,520    10,070     5,724
    Operating profit margin      5.8%      4.6%      5.6%      5.2%      3.6%

    IT Solutions (e)
    Revenues                  $56,875   $69,413   $59,862  $181,914  $202,510
    Gross profit               10,544    13,849    11,035    33,624    39,236
    Gross profit margin         18.5%     20.0%     18.4%     18.5%     19.4%

    Operating profit              327     2,523       483     2,311     4,220
    Operating profit margin      0.6%      3.6%      0.8%      1.3%      2.1%

                            CDI Corp. and Subsidiaries
              Consolidated Earnings Press Release Tables (continued)
                                    Unaudited
                      (in thousands, except per share data)

                                                               For the nine
    Engineering Solutions     For the three months ended       months ended
     Revenue by                  September 30,    June 30,     September 30,
     Vertical(f):               2007      2006      2007      2007      2006

    CDI Process and
     Industrial              $117,994  $102,247  $115,509  $346,041  $302,331
    CDI Aerospace              16,888    20,616    17,282    52,299    64,250
    CDI Government Services    17,642    14,188    17,193    51,387    42,774
    CDI Life Sciences           2,123     3,179     3,182     9,054     7,987

    Total Engineering
     Solutions Revenue       $154,647  $140,230  $153,166  $458,781  $417,342

    (a) On September 19, 2007, the Company signed a definitive agreement to sell all of the issued and outstanding common stock of its Todays Staffing, Inc. (Todays) subsidiary to Spherion Corporation. The sale closed on September 28, 2007. The sales price was $40,075 in cash, including the retention of certain liabilities and certain current and deferred income taxes directly related to the business. The Company recorded a gain of $2,086 ($1,345 after-tax) in connection with the sale. The sales price is subject to working capital adjustments which are expected to be agreed between the parties during the fourth quarter 2007. Included in current liabilities of continuing operations at September 30, 2007 are $2,018 of estimated working capital and other transaction related liabilities.
    (b) Current quarter combined with the three preceding quarters' net earnings from continuing operations divided by the average shareholders' equity.
    (c) Current quarter combined with the three preceding quarters' pre-tax earnings from continuing operations divided by the average net assets. Net assets include total assets from continuing operations minus total liabilities from continuing operations excluding cash, external debt and income tax accounts.
    (d) Year-over-year change in operating profit from continuing operations divided by year-over-year change in revenue from continuing operations.
    (e) As noted in the fourth quarter 2006 earnings press release, CDI began reporting on a new operating structure in place January 1, 2007.
        Under the new structure, CDI now separately reports CDI Engineering Solutions and CDI IT Solutions. For comparative purposes, the Company has revised the reporting segments' 2006 data for these two segments.
    (f) The Company has revised the reporting segments' prior year revenue for Engineering Solutions for comparative purposes.